EXHIBIT 99.3

WRITTEN STATEMENT
PURSUANT TO
18 U.S.C. SECTION 1350

               The undersigned, STEVEN F. UDVAR-HAZY, the CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, and ALAN H. LUND, the VICE CHAIRMAN-FINANCE, CHIEF FINANCIAL OFFICER AND CHIEF ACCOUNTING OFFICER of INTERNATIONAL LEASE FINANCE CORPORATION (the “Company”), pursuant to 18 U.S.C. §1350, hereby certifies that:

(i)	the 10-Q of the Company (the “Report”) fully complies with the requirements of section 13(a) and 15(d) of the Securities Exchange Act of 1934; and

(ii)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: July 25, 2003	/S/ Steven F. Udvar-Hazy

STEVEN F. UDVAR-HAZY

Dated: July 25, 2003	/S/ Alan H. Lund

ALAN H. LUND